Exhibit 10.6

SARA LEE CORPORATION

ANNUAL INCENTIVE PLAN FOR EMPLOYEES OF THE NORTH AMERICAN BUSINESS

SEGMENT FISCAL YEAR 2012 (FY12)

(AIP descriptions for other business segments substantially similar)

Capitalized terms used but not defined are defined in Attachment 1.

Purpose

The objective of this Sara Lee Corporation Annual Incentive Plan for Employees of the North American Business Segment (the “FY12 AIP”) is to advance the interests of Sara Lee Corporation (“Sara Lee” or the “Company”) and, in particular, the interests of Sara Lee’s North American business segment (“SLE 2.0”) separate from its international beverage business segment, in anticipation of the spin-off during Sara Lee’s fiscal year 2012 of such international beverage business segment (the “Anticipated CoffeeCo Spin-Off”) by:

a)	Rewarding financial performance of SLE 2.0 that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLE 2.0 operating performance, sales and capital management;

c)	Continuing to provide significant rewards for exceptional performance.

Where context permits, references in this FY12 AIP to the “Company” or “Sara Lee” will be to, and will include, “SLE 2.0” from and following the Anticipated CoffeeCo Spin-Off.

Incentive Opportunity & Performance Objectives

Attachment 2 [attached to each individual business segment Plan description]shows the FY12 AIP Target and Maximum bonus payout opportunities at the various salary grades. Notwithstanding the bonus opportunity levels set forth in Attachment 2, during FY12, the Committee may, in its sole discretion, adjust the FY12 target payout levels applicable to certain Participants, including adjustments to organize Participants by salary bands rather than by salary grades.

The following applies to the FY12 AIP generally:

•	Performance measures are approved by the Committee at the beginning of each year (“Performance Measures”).

•

Specific financial performance goals within the selected Performance Measures are established at the beginning of the Incentive Plan Year. The financial performance goals related to the Incentive Plan Year are contained in the table below (“Performance Goals”). The Performance Goals have been approved by the Committee.

•	The FY12 Performance Measures are:

•	Operating Income of SLE 2.0 – 40% of target bonus opportunity

•	Net Sales of SLE 2.0 – 40% of target bonus opportunity

•	Average Working Capital of SLE 2.0 – 20% of target bonus opportunity

•

When expressed as a percentage of target bonus opportunity, the weighting of each Performance Measure is the same for each salary grade and/or salary band, as may be applicable during FY12. A summary of FY12 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 3 [attached to each individual business segment Plan description], which incentive opportunities are subject to adjustment during FY12 as described above under this section, “Incentive Opportunity & Performance Objectives.”

•	Maximum payout opportunity is 150% of target bonus opportunity, and threshold payout opportunity is 25% of target bonus opportunity.

Performance Period

All objectives are measured over a one-year performance period, which is the Incentive Plan Year.

Performance Levels

Maximum – A high level of performance exceeding targeted performance and requiring “stretch” achievement of the Performance Goal beyond the Annual Operating Plan (“AOP”) level.

Target –Target level of performance equivalent to achievement at the AOP level.

Threshold – Performance that just achieves an acceptable level of results warranting incentive recognition. For FY12, threshold performance is defined as the prior fiscal year’s actual result for each of the Performance Measures: SLE 2.0 Operating Income, SLE 2.0 Net Sales and SLE 2.0 Average Working Capital.

Incentive Award Payout Levels

Performance Goals *

Performance Level	Performance Goal (Operating Income)	Performance Goal (Net Sales)	Performance Goal (Average Working Capital)	Payout Level as a % of Target Bonus Opportunity
Maximum	(1)	(1)	(1)	(1)
Above Target	(1)	(1)	(1)	(1)
Target	(1)	(1)	(1)	(1)
Below Target	(1)	(1)	(1)	(1)
Threshold	(1)	(1)	(1)	(1)

*	Each Performance Goal represents, and will be computed based solely upon, the businesses that will comprise the SLE 2.0 business at the time the Anticipated CoffeeCo Spin-Off is completed.

(1)	The specific performance goals for fiscal year 2012 were approved by the Compensation and Employee Benefits Committee of the Company’s Board of Directors and are contained in the minutes of the meeting at which the Program was approved.

Attachment 4 graphically displays the payout curve for all three Performance Measures applicable to this FY12 AIP. Straight-line interpolation is used for calculating results between performance levels.

Incentive Award Payments

Incentive award payments are distributed as soon as practicable after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at the Committee’s August 2012 meeting; provided that in no event will any incentive award payments under the FY12 AIP be made later than the 15th day of the third month following the close of the Incentive Plan Year. A Participant must be an employee of Sara Lee or SLE 2.0, as applicable, or any respective subsidiary thereof, on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer shall administer this FY12 AIP jointly and their decisions are final. The Executive Vice President Human Resources, or anyone serving in the equivalent position, and Chief Financial Officer of the Company will be responsible for the administrative procedures governing this FY12 AIP, including ensuring the existence of approved Performance Measures and specific performance goals and the presentation to the Committee for its approval at the end of FY12 of the performance results under this FY12 AIP. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers, those executives in salary grade 38 and above and individuals in salary band Senior Vice President – I and above. For individuals who participate in the Sara Lee Performance-Based Incentive Plan (the “PBIP”), individual incentive awards are coordinated with and subject to the terms, conditions, maximums and limitations of the PBIP (which, for those individuals, is incorporated into this FY12 AIP by reference), with the AIP incentive award being one factor to be considered by the Committee in exercising its negative discretion to reduce the maximum award under the PBIP. The CEO and his or her direct reports may approve all other incentive awards.

b)	Any awards earned under this FY12 AIP will be paid in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the Sara Lee Executive Deferred Compensation Plan.

c)	In the Committee’s sole discretion, a new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into this FY12 AIP. A new Participant should have been actively employed in a bonus-eligible role for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, Disability, Total Disability, or retirement under a Sara Lee or SLE 2.0 retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service (i.e., coded as active on the payroll system) during the Incentive Plan Year and an assessment of actual achievement of the Performance Goals. Any such pro-rata award will be distributed at the same time as awards are distributed to active Participants.

e)	A Participant who is involuntarily terminated and who subsequently receives severance pay under a Sara Lee or SLE 2.0 severance plan may be eligible for a pro-rata incentive award based on active service through the date of the Participant’s termination of employment. The amount of any pro-rata incentive award will be determined based on the amount of time the Participant was actively employed during the Incentive Plan Year and an assessment of actual achievement of the Performance Goals. Any such pro-rata award will be distributed at the same time as awards are distributed to active Participants.

f)	Unless otherwise approved by the Committee or the Chief Executive Officer of Sara Lee or SLE 2.0, as applicable, and subject in any case to subparagraph (g), any Participant who voluntarily terminates, or who is involuntarily terminated and does not receive severance pay, regardless of the Participant’s eligibility for retirement status, during the Incentive Plan Year will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	In the event that the division, business unit or business segment of Sara Lee or SLE 2.0 to which at least 80% of a Participant’s time is dedicated or from which the Participant is on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, the Participant’s employment with Sara Lee or SLE 2.0 or any of their respective subsidiaries is terminated, as of the closing date of such transaction the Participant will be entitled to a pro-rata incentive award based on the Participant’s active service through the date of Participant’s termination of employment. The amount of any pro-rata incentive award will be determined based upon the amount of time the Participant was actively employed during the Incentive Plan Year and an assessment of actual achievement of the Performance Goals. Any such pro-rata award will be distributed no later than the date the incentive award is distributed to active Participants.

h)	Notwithstanding anything contained in this document to the contrary, a Participant may be entitled to receive either an increased or reduced incentive award payment, or no incentive award payment whatsoever, attributable to the Incentive Plan Year upon the occurrence of any of the following events:

1)	If any Participant engages in any activity contrary or harmful to the interests of the Company (or, in each case, SLE 2.0), including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationships(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Sara Lee 1998 and 2002 Long-Term Incentive Stock Plans), then the Participant will not be entitled to any incentive award attributable to the Incentive Plan Year.

2)

This paragraph (h)(2) applies only to those Participants who are “officers” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 during the Incentive Plan Year and who participate in any Sara Lee Executive Management Long-Term Incentive Program (each such Participant, an “Officer Participant”). If an Officer Participant receives an incentive award payment that was predicated upon the Company achieving certain Performance Measures (the “Original Payout”) and, within two years after the date of such Original Payout, the Company restates its financial statements due to material noncompliance with the financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the amount of the incentive award payment for such Officer Participant shall be recalculated based on the Restated Financials (such recalculated amount, the “Restated Amount”). If the Original Payout is greater than the Restated Amount, then the Company shall be entitled to recoup from such Officer Participant, and such Officer Participant shall pay to the Company, in cash, an amount equal to (1) the Original Payout, less (2) the Restated Amount. If the Restated Amount is greater than the Original Payout, then the Company shall pay to the Officer Participant an amount equal to (i) the Restated Amount, less (ii) the Original Payout. Any such payment or recoupment shall be due and payable within 90 days after the date on which the Company files the Restated Financials with the Securities and Exchange Commission. If an Officer Participant elected to defer part or all of their Original Payout pursuant to the Sara Lee Executive Deferred Compensation Plan, then the Officer Participant’s account under such Deferred Compensation Plan automatically shall be credited or charged so that the amount deferred in connection with such incentive award payment equals the Restated Amount. No interest will be due to or paid by the Company or the Officer Participant to the other with respect to any true up payment. Notwithstanding the foregoing, the Committee may determine, in its discretion and based on the circumstances leading to the filing of the Restated Financials, that recoupment or payment under this paragraph (h)(2) of the Restated Amount is not practical and may elect to forego the application of this paragraph (h)(2).

i)	Performance results under this FY12 AIP will be measured in accordance with the Definitions in Attachment 1.

j)	Performance results and Eligible Earnings will be used to determine the incentive award payment.

k)	Any Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award payment regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are distributed.

l)	Sara Lee reserves the right to offset against any incentive award payment owed by Sara Lee to a terminating or terminated Participant any amounts to which Sara Lee has a “claim of right.”

m)	Except for participant deferral elections made under the Sara Lee Executive Deferred Compensation Plan (which shall be construed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulation guidance thereunder (the “Code”)), the terms of the AIP shall be construed and paid in such manner as to satisfy the short-term deferral exception to the application of Section 409A of the Code as set forth in Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1.

n)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by Sara Lee, SLE 2.0, or any of their respective subsidiaries, that any Participant will continue to receive an incentive award or will continue as a Participant in this FY12 AIP.

o)	The Committee reserves the right to amend, modify, interpret or terminate this FY12 AIP or awards to be paid under this FY12 AIP at any time for any reason. Specifically, an individual’s target bonus opportunity may be modified during FY12 in the Committee’s discretion and the performance criteria may be adjusted by the Committee for extraordinary and similar items that prevent undue and/or unintended gain or loss; provided that, for any incentive awards under the AIP to individuals participating in the PBIP, any adjustments will be subject to the terms, conditions, maximums and limitations under the PBIP.

p)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of Sara Lee or SLE 2.0, as applicable,

2)	Approval of corporate Performance Goals and certification of performance results relative to such standards following the end of the Incentive Plan Year, and

3)	Approval of any substantive changes or amendments to this FY12 AIP.

Attachment 1

Definitions

(a)	Average Working Capital is a 13-point average of Core Working Capital as of the period-end for fiscal 2011 Period 12 and the period-end balances for each of the twelve periods of fiscal 2012.

(b)	Board means the Sara Lee Board of Directors prior to the Anticipated CoffeeCo Spin-Off and means the Board of Directors of SLE 2.0 from and following the Anticipated CoffeeCo Spin-Off.

(c)	Committee is the Compensation and Employee Benefits Committee or other committee of the Sara Lee Board (prior to, or SLE 2.0 from and after, the Anticipated CoffeeCo Spin-Off) as may be appointed by the Board.

(d)	Core Working Capital means the Company’s net accounts receivable plus net inventories less accounts payable, excluding intercompany receivable and intercompany accounts; provided, however, that for purposes of this FY12 AIP, only the Core Working Capital that is attributable to the businesses that will comprise the SLE 2.0 business at the time of the Anticipated CoffeeCo Spin-Off will be used to measure achievement of the Average Working Capital performance goal.

(e)	Disability is as defined under the applicable Sara Lee Long Term Disability Plan or the specific Sara Lee sponsored long-term disability plan under which the Participant is covered.

(f)	Eligible Earnings mean regular salary or wages paid to the Participant from July 1, 2011 through June 30, 2012. It does not include allowances, reimbursements, commissions, other incentives, severance, lump sums, awards, deferred compensation and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

(g)	Incentive Plan Year is the Company’s fiscal year 2012 starting on July 3, 2011 and ending on June 30, 2012.

(h)	Net Sales means that portion of the Company’s Adjusted Net Sales, as disclosed in the Company’s earnings press releases and filings with the SEC, that is attributable to the businesses that will comprise the SLE 2.0 business at the time of the Anticipated CoffeeCo Spin-Off, as may be further adjusted by the Committee to (i) include or exclude the results of businesses acquired and/or divested during the measurement period, to the extent such results were included or excluded in the Company’s annual operating plan, (ii) adjust for currency exchange rates used in the Company’s annual operating plan, and/or (iii) prevent undue and/or unintended gain or loss.

(i)	Operating Income means that portion of the Company’s Adjusted Operating Income from continuing operations that is attributable to the businesses that will comprise the SLE 2.0 business at the time of the Anticipated CoffeeCo Spin-Off (which will be calculated using such businesses’ operating segment income), as disclosed in the Company’s earnings press releases and filings with the SEC, with regard to SLE 2.0, as may be further adjusted by the Committee (as defined below) to (i) include or exclude the results of businesses acquired and/or divested during the measurement period, to the extent such results were included or excluded in the Company’s annual operating plan, and/or (ii) prevent undue and/or unintended gain or loss. Adjusted Operating Income is a non-GAAP financial measure that adjusts operating income, as reported under U.S. GAAP, to exclude Significant Items and select other charges and gains.

(j)	Participant means an employee in the Company’s North American business segments in salary grades 22 through and including 50 or salary bands Manager through Chief Executive Officer, subject to adjustments during FY12 pursuant to the terms of this FY12 AIP. (Employees in grades 22 through 27 and salary bands Manager through Senior Manager eligible for sales incentive plans are excluded from this FY12 AIP.)

(k)	Significant Items mean those items that are reported by the Company in its annual report in the table entitled “Impact of Significant Items on Income from Continuing Operations and Net Income” and that meet the Controller’s criteria for materiality and that are not indicative of our core operating results. Significant items vary each year and may include items such as charges for exit activities, impairment charges, tax costs and benefits resulting from the disposition of a business, gains or losses on the sale of discontinued operations and changes in tax valuation allowances.

(l)	Total Disability is as defined under the Sara Lee Key Executive Long Term Disability Plan under which the Participant is covered.

Attachment 4

FY12 AIP PAYOUT CURVE FOR ALL PERFORMANCE MEASURES